Wintrust Financial Corporation
 Form 10-K,  Exhibit 12.1


 Computation of Ratio of Earnings to Fixed Charges


 The following table presents the calculation of the ratio of earnings to fixed charges for the last five years (dollars in thousands)

                                                                                 Years Ended December 31,
                                                        ----------------------------------------------------------------------------
                                                           2000            1999            1998            1997            1996
                                                        ------------   -------------   -------------   -------------   -------------

 Income (loss) before income taxes                A          16,448          14,151           4,709           1,058          (2,283)

 Interest expense:
   Interest on deposits                                      78,670          56,026          49,069          37,375          22,760
   Interest on short-term borrowings,
       notes payable and long-term debt           C           8,514           5,571           2,146             964           1,395
                                                        ------------   -------------   -------------   -------------   -------------
            Total interest expense                B          87,184          61,597          51,215          38,339          24,155
                                                        ------------   -------------   -------------   -------------   -------------



 Ratio of earnings to fixed charges:
    Including deposit interest                (A+B) / B        1.19            1.23            1.09            1.03          *
    Excluding deposit interest                (A+C) / C        2.93            3.54            3.19            2.10          *


* Earnings were inadequate to cover fixed charges in the year ended December 31, 1996 by $2.3 million